Exhibit 99.1
***FOR IMMEDIATE RELEASE***
Saia, Inc. Reports First Quarter 2011 Results
Revenues were $243 million, an increase of 15% from prior year quarter
JOHNS CREEK, GA — April 28, 2011 — Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (“LTL”) carrier (the “Company”), today reported first quarter 2011 results. Earnings per share were $0.04 compared to losses of $0.21 per share in the prior year quarter. First quarter revenue was $243 million, up 15 percent from the prior year quarter, reflecting both stronger tonnage and improved yield.
First quarter 2011 highlights include:
•	Operating income was $4.1 million compared to a $2.1 million operating loss in the prior year quarter

•	Operating ratio was 98.3 vs. 101.0 in the prior year quarter

•	LTL tonnage per workday was up 3.9 percent from prior year quarter

•	LTL shipments per workday were up 2.2 percent with a 1.7 percent increase in weight per shipment over the prior year quarter

•	LTL yield was up 8.2 percent over the prior year quarter due to pricing actions and increased fuel surcharge
“Measured pricing actions initiated in 2010 continued successfully through the first quarter. The resulting higher yield combined with the increased demand for our services were the primary drivers of our 2.7 point improvement in our operating ratio. Meaningful margin advancement was achieved in spite of higher costs from purchased transportation, maintenance, accident severity and unusually harsh winter weather. While our margins are not back to historical levels or our targeted returns, I am pleased with our progress particularly with respect to achieving both significant yield improvement and tonnage gains,” said Rick O’Dell, President and Chief Executive Officer.
“Improving market fundamentals have allowed us to advance our targeted initiatives to secure customers that value our service quality resulting in improving yields and business mix. I believe that we are still in the early stages of this yield recovery with additional opportunities ahead. During 2011, we will continue to focus on our core strategy of building density, enhancing customer satisfaction and reducing costs supported by engineered process improvements. With industry dynamics improving, we feel that Saia’s broad coverage, strong service offering, focused pricing discipline and consistent cost execution provide a solid foundation for long-term profitable growth and increased shareholder and customer value,” O’Dell said.

Saia, Inc. First-Quarter 2011 Earnings

Financial Position and Capital Expenditures
Total debt was $90.0 million at March 31, 2011. Net of the Company’s $22.0 million cash balance at March 31, 2011, net debt to total capital was 24.6 percent. This compares to total debt of $90.0 million and net debt to total capital of 29.5 percent at March 31, 2010.
Net capital expenditures for the first three months of 2011 were $6.0 million. This compares to $63 thousand of capital expenditures over the same period in 2010. The Company is now planning net capital expenditures in 2011 of approximately $63.0 million. This level reflects replacement and growth units of tractors and continued investment in technology.
Conference Call
Management will hold a conference call to discuss first-quarter results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 1-800-776-9057 or 913-312-9321 referencing conference ID #4878983. Callers should dial in five to ten minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saia.com. A replay of the call will be offered two hours after the completion of the call through May 5, 2011 at 2:00 p.m. Eastern Time. The replay will be available by dialing 1-888-203-1112 or 719-457-0820.
The webcast is also being distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.companyboardroom.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 147 terminals, the carrier employs 7,500 people. For more information, please visit the Investor Relations section of the website at www.saia.com.
The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements and the Company undertakes no obligation to update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management as of the date of this news release and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors, risks, assumptions and uncertainties include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the

Saia, Inc. First-Quarter 2011 Earnings

Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, real property, revenue equipment and other assets; governmental regulations, including but not limited to Hours of Service, engine emissions, the “Compliance, Safety, Accountability” (CSA) initiative, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of Company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; increased costs as a result of recently enacted healthcare reform legislation and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings. As a result of these and other factors, no assurance can be given as to our future results and achievements. A forward looking statement is neither a prediction nor a guarantee of future events or circumstances and those future events or circumstances may not occur.
# # #

CONTACT:	Saia, Inc.
Renée McKenzie, Treasurer
RMcKenzie@Saia.com 678.542.3910

Saia, Inc. and Subsidiary
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	March 31,	December 31,
	2011	2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$22,001	$29,045
Accounts receivable, net	110,672	94,569
Prepaid expenses and other	30,682	29,882

Total current assets	163,355	153,496

PROPERTY AND EQUIPMENT:
Cost	615,281	610,572
Less: accumulated depreciation	327,542	319,634

Net property and equipment	287,739	290,938

OTHER ASSETS	7,414	7,723

Total assets	$458,508	$452,157

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$38,162	$37,745
Wages and employees’ benefits	20,985	19,101
Other current liabilities	32,804	31,777
Current portion of long-term debt	17,143	17,143

Total current liabilities	109,094	105,766

OTHER LIABILITIES:
Long-term debt, less current portion	72,857	72,857
Deferred income taxes	39,077	39,077
Claims, insurance and other	29,529	28,099

Total other liabilities	141,463	140,033

STOCKHOLDERS’ EQUITY:
Common stock	16	16
Additional paid-in capital	203,087	202,751
Deferred compensation trust	(2,183)	(2,727)
Retained earnings	7,031	6,318

Total stockholders’ equity	207,951	206,358

Total liabilities and stockholders’ equity	$458,508	$452,157

Saia, Inc. and Subsidiary
Consolidated Statements of Operations
For the Quarters Ended March 31, 2011 and 2010
(Amounts in thousands, except per share data)
(Unaudited)

	First Quarter
	2011	2010
OPERATING REVENUE	$243,018	$212,224

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	122,740	117,464
Purchased transportation	21,066	17,435
Fuel, operating expenses and supplies	69,941	55,902
Operating taxes and licenses	9,357	9,214
Claims and insurance	7,252	5,085
Depreciation and amortization	8,573	9,305
Operating gains, net	(1)	(56)

Total operating expenses	238,928	214,349

OPERATING INCOME (LOSS)	4,090	(2,125)

NONOPERATING EXPENSES:
Interest expense	2,998	3,073
Other, net	(91)	(315)

Nonoperating expenses, net	2,907	2,758

INCOME (LOSS) BEFORE INCOME TAXES	1,183	(4,883)
Income tax expense (benefit)	470	(1,660)

NET INCOME (LOSS)	$713	$(3,223)

Average common shares outstanding — basic	15,768	15,697

Average common shares outstanding — diluted	16,119	15,697

Basic earnings (loss) per share	$0.05	$(0.21)

Diluted earnings (loss) per share	$0.04	$(0.21)

Saia, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
For the Quarters Ended March 31, 2011 and 2010
(Amounts in thousands)
(Unaudited)

	First Quarter
	2011	2010
OPERATING ACTIVITIES:
Net cash used in operating activities	$(999)	$(2,311)

Net cash used in operating activities	(999)	(2,311)

INVESTING ACTIVITIES:
Acquisition of property and equipment	(6,106)	(122)
Proceeds from disposal of property and equipment	61	59

Net cash used in investing activities	(6,045)	(63)

FINANCING ACTIVITIES:

Net cash provided by (used in) financing activities	—	—

NET DECREASE IN CASH AND CASH EQUIVALENTS	(7,044)	(2,374)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	29,045	8,746

CASH AND CASH EQUIVALENTS, END OF PERIOD	$22,001	$6,372

Saia, Inc. and Subsidiary
Financial Information
For the Quarters Ended March 31, 2011 and 2010
(Amounts in thousands)
(Unaudited)

					First Quarter
		First Quarter		%	Amount/Workday		%
		2011	2010	Change	2011	2010	Change
Workdays					64	63

Operating ratio		98.3%	101.0%

F/S Revenue	LTL	225,043	197,303	14.1	3,516.3	3,131.8	12.3
	TL	17,975	14,921	20.5	280.9	236.8	18.6
	Total	243,018	212,224	14.5	3,797.2	3,368.6	12.7

Revenue excluding	LTL	225,765	197,677	14.2	3,527.6	3,137.7	12.4
revenue recognition	TL	18,032	14,949	20.6	281.8	237.3	18.7
adjustment	Total	243,797	212,627	14.7	3,809.3	3,375.0	12.9

Tonnage	LTL	906	858	5.6	14.15	13.62	3.9
	TL	175	163	7.7	2.74	2.59	6.0
	Total	1,081	1,021	5.9	16.89	16.20	4.3

Shipments	LTL	1,609	1,551	3.8	25.15	24.61	2.2
	TL	25	23	6.8	0.39	0.37	5.1
	Total	1,634	1,574	3.8	25.54	24.98	2.2

Revenue/cwt.	LTL	12.47	11.52	8.2
	TL	5.14	4.59	12.0
	Total	11.28	10.41	8.3

Revenue/shipment	LTL	140.28	127.49	10.0
	TL	723.05	640.28	12.9
	Total	149.18	135.09	10.4

Pounds/shipment	LTL	1,125	1,106	1.7
	TL	14,073	13,963	0.8
	Total	1,323	1,297	2.0